Exhibit 99.1

BioSphere Medical Reports 2007 Fourth Quarter and Year-End Financial Results

Highlights

  Q4 2007 total revenue up 6% to $6.7 million from Q4 2006
  Q4 2007 gross margin increased to 72.3% of sales, compared to 70.2% in Q4 2006
  $1.24 million net cash generated from operations in Q4 2007
  Embosphere® Microspheres to commence sales in China during Q1 2008
  Previously announced U.S. sales force expansion nearly complete
  New initiatives to expand U.S. market for uterine fibroid embolization in place

ROCKLAND, Mass.--(BUSINESS WIRE)--BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere”), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors, and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy, today reported that total revenue for the fourth quarter of 2007 increased 6% to $6.70 million from total revenue of $6.34 million for the fourth quarter of 2006. In the fourth quarter of 2007, revenue in the U.S. was $4.79 million, an increase of 5% compared to revenue of $4.58 million in the fourth quarter of 2006. Revenue in Europe, Mid-East and Africa (EMEA) rose 18% to $1.78 million for the fourth quarter of 2007 from $1.51 million for the same period in 2006. In markets outside of the United States and EMEA, revenue in Rest of World (ROW) markets declined by 48% to $0.13 million for the fourth quarter of 2007 from $0.25 million for the same period in 2006.

Gross margin rose to $4.85 million, or 72.3% of revenue, for the fourth quarter of 2007, from gross margin of $4.45 million, or 70.2% of revenue, for the fourth quarter of 2006.

Operating expenses for the fourth quarter of 2007 were $5.26 million, compared to $4.86 million for the fourth quarter of 2006, an increase of 8%.

The net loss applicable to common stockholders for the fourth quarter of 2007 was $0.38 million, or $0.02 per basic and diluted share, compared to a net loss applicable to common stockholders of $0.33 million, or $0.02 per basic and diluted share, in the same period last year.

For the year ended December 31, 2007, total revenue rose to $26.90 million from $22.89 million in 2006, an increase of 18%. Revenue in the U.S. was $19.39 million, an increase of 18% from 2006. Compared to full year 2006, revenue in EMEA during 2007 rose 15% to $6.55 million, and revenue in Rest of World markets was $0.96 million, an increase of 32%.

The net loss applicable to common stockholders for the year ended December 31, 2007 narrowed to $2.41 million, or $0.14 per share, from a net loss of $2.85 million, or $0.17 per share, in 2006.

At December 31, 2007, BioSphere had cash, cash equivalents and marketable securities of $23.58 million. During the fourth quarter of 2007, the Company generated $1.24 million in operating cash flow. For the full year 2007 operating cash flow was $0.33 million.

Company Believes that Improved Reimbursement in the Hospital Outpatient Setting, Peer-Reviewed Publication of Pivotal Clinical Data for UFE, Sales and Marketing Organization Expansion, Regulatory Approvals for Drug Delivery in EMEA, and Market Clearance for Embosphere Microspheres in China Create Catalysts for Potential Accelerated Revenue Growth in 2008

Richard Faleschini, BioSphere Medical’s President and Chief Executive Officer, said, “For the third consecutive year, BioSphere generated year-over-year increased annual revenues, a higher gross margin, and a narrowed net loss. There have been a number of very positive accomplishments that we believe position the Company quite well: the Centers for Medicare and Medicaid Services (CMS) significantly improved reimbursement for UFE in the hospital outpatient setting; several peer reviewed journals published validating clinical data on UFE and BioSphere’s embolic products; and, we significantly strengthened our worldwide sales and marketing organization, obtained important regulatory approvals supporting our interventional oncology business, received market clearance for Embosphere Microspheres in China, and entered into an important strategic collaboration with DuPont Applied BioSciences. We expect that these important developments may be catalysts for potential revenue growth in 2008 and beyond.

“Our primary focus in 2008 is seeking to accelerate growth in the UFE market in the United States by promoting minimally invasive, uterus-sparing UFE to our key constituents—hospitals, interventional radiologists, gynecologists, and women with symptomatic fibroids. We are systematically rolling out programs for each of these constituents that have been developed in partnership with successful interventional radiologists, high-volume referring gynecologists, hospital administrators, reimbursement experts, the Society of Interventional Radiology, and service providers skilled at educating physicians and targeting patients and channeling them to physicians who are value-added resellers of UFE. In an effort to effectively execute our strategies and the associated programs, we are continuing our previously announced expansion of our U.S. sales organization from 18 to 24 sales professionals and from three regions to four. We expect this expansion will be completed by the end of this quarter. We further expect that these initiatives could increase our market penetration, further advance embolotherapy as a first-line treatment modality, and enhance the long-tem value of BioSphere for our shareholders.”

Mr. Faleschini concluded, “BioSphere is continuing to advance toward its goal of becoming a successful global medical device company. We have the leading position in the market, a consistent record of annual sales growth, and a financial position at December 31, 2007 that is the strongest in the Company’s history. We have established a solid platform from which to launch the next phase of our growth, and we are confident in our ability to successfully execute our plan.”

Significant highlights, activities and developments in the fourth quarter of 2007 and subsequent weeks included:

  Fourth quarter 2007 worldwide sales of embolics used in interventional gynecology or UFE rose 3% to $4.52 million from the fourth quarter of 2006, which was comprised of U.S. sales of $3.79 million, an increase of 2%, and sales outside of the U.S. of $0.73 million, an increase of 9%, compared to the fourth quarter of 2006.
  Fourth quarter 2007 worldwide sales of embolics used in interventional oncology rose 23% to $1.18 million compared to the same period last year, which was comprised of U.S. sales of $0.80 million, an increase of 20%, and sales outside of the U.S. of $0.38 million, an increase of 27%, compared to the fourth quarter of 2006.
  Full-year 2007 total revenue for embolics, delivery systems and licensing was $24.43 million, an increase of 19%.
  CMS issued a Final Rule on November 1, 2007 regarding hospital outpatient reimbursement for UFE that increased such reimbursement by 113% to $5,639 per procedure from $2,642 per procedure, effective January 1, 2008.
  Publication of three-year outcomes data from the SIR’s FIBROID Registry in the January 2008 issue of Obstetrics & Gynecology that concluded that over the long term, and in a broad range of practice settings, UFE produces a high level of durable symptom control and results in a significant improvement in a woman’s health-related quality of life. This paper is the fourth and last in the series on this 3000+-patient registry. Seventy-three percent of procedures performed used Embosphere Microspheres, thus providing what we believe is a strong validation of BioSphere’s product.
  Publication in the January 2008 issue of the Journal of Vascular and Interventional Radiology that concluded that UFE/UAE performed using BioSphere’s Embosphere Microspheres showed significantly better results in blocking the flow of blood from arteries that feed benign uterine fibroids compared to procedures performed using Boston Scientific’s Contour SE™ polyvinyl alcohol (PVA) embolic administered in accordance with Boston Scientific’s newly refined treatment protocol. The study’s authors concluded that Embosphere Microspheres “should be the preferred agent for UAE at this time.”
  Approval by the Medical Device Department of the State Food and Drug Administration of the People’s Republic of China for Embosphere Microspheres for clinical use for vascular embolizations, arteriovenous malformations, hypervascularized tumors (such as primary liver cancer), and symptomatic fibroids. BioSphere expects to commence the shipment of Embosphere Microspheres to China in Quarter 1, 2008.
  The receipt of CE Mark approval for Transarterial Chemoembolization (TACE) of Hepatocellular Carcinoma (HCC) using HepaSphere™ Microspheres and Doxorubicin. As a follow-up to this approval, BioSphere will conduct a 100-patient, post-market registry study in 10-15 European centers.
  The appointment of Melodie R. Domurad, Ph.D. as Vice President of Regulatory, Medical Affairs, and Quality Systems.
  The appointment of Joel B. Weinstein as Vice President of Global Marketing and Sales.
  The appointment of Joseph D. Storer as Director of Rest of World Marketing and Sales.
  The signing of a strategic collaboration agreement with DuPont Applied BioSciences under which DuPont and BioSphere intend to evaluate potential peripheral vascular and embolotherapy research, development, and manufacturing engineering projects.

Conference Call and Web Cast with Slide Presentation

The Company will host its quarterly conference call on January 31, 2008 at 8:30 a.m. Eastern Time. The number to dial is 888-563-6275 (US/Canada) or 706-643-3137 (International), and the conference ID is 22721977. Please call in approximately ten minutes before the call is scheduled to begin. The live webcast with integrated slide presentation, as well as a stand-alone copy of the slide presentation, will be available at the “Investors” section of BioSphere’s Web site at www.biospheremed.com. A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s expected positioning for future growth and development, including revenue growth in 2008 and beyond, the Company’s ability to successfully execute on its business plan in future periods and the potential benefits of the Company’s strategies and initiatives, and the expected completion of the sales force expansion and launch of Embosphere Microspheres in China in Q1 2008. The Company may use words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intends," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;
  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere Microspheres, for the treatment of UFE, its HepaSphere Microsphere and QuadraSphere® Microsphere products, and its delivery system product line;
  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its expanded sales force;
  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;
  the absence of, or delays and cancellations of, product orders;
  delays, difficulties or unanticipated costs in the introduction of new products;
  competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company’s operating results;
  the inability of the Company to successfully execute on its plans and strategies for future growth;
  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;
  general economic and market conditions; and
  risk factors described in the section titled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

BioSphere Medical, Inc.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS
As of December 31, 2007 and December 31, 2006
(in thousands, unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Cash, cash equivalents and investments	$23,579	$22,119
Accounts receivable, net	4,097	4,082
Inventories	3,836	2,830
Prepaid expenses and other current assets	613	612
Property and equipment, net	1,124	929
Goodwill	1,443	1,443
Other assets	67	64

Total assets	$34,759	$32,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$5,460	$4,784
Deferred revenue	146	229
Capital lease obligations	44	101
Stockholders' equity	29,109	26,965

Total liabilities and stockholders' equity	$34,759	$32,079
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
For the three and twelve months ended December 31, 2007 and 2006
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$6,704	$6,342	$26,900	$22,891

Costs and expenses:
Cost of revenues	1,854	1,891	7,768	6,958
Research and development	534	636	2,342	2,290
Sales	1,970	1,825	7,671	7,550
Marketing	1,070	1,073	5,290	3,699
General, administrative and patent costs	1,684	1,325	6,439	5,560

Total costs and expenses	7,112	6,750	29,510	26,057

Loss from operations	(408)	(408)	(2,610)	(3,166)
Other income and expenses, net	170	208	756	842

Net loss	(238)	(200)	(1,854)	(2,324)

Preferred stock dividends	(142)	(134)	(557)	(525)

Net loss applicable to common stockholders	$(380)	$(334)	$(2,411)	$(2,849)

Net loss per common share
Basic and diluted	$(0.02)	$(0.02)	$(0.14)	$(0.17)

Weighted average common shares outstanding
Basic and diluted	17,855	17,434	17,647	17,027

CONTACT:
BioSphere Medical, Inc.
Martin Joyce, 781-681-7925
Executive Vice President and
Chief Financial Officer
or
Investor Relations:
The Equity Group Inc.
Devin Sullivan, 212-836-9608
Senior Vice President